Exhibit 10.1

AMENDMENT NO. 5 TO MASTER ACCOUNTS RECEIVABLE PURCHASE AGREEMENT

This AMENDMENT NO. 5 to the MASTER ACCOUNTS RECEIVABLE PURCHASE AGREEMENT (this “Amendment”), dated as of December 20, 2023, is among CACI INTERNATIONAL INC, a Delaware corporation, as seller representative (in such capacity, the “Seller Representative”), CACI, INC. - FEDERAL, a Delaware corporation (“CACI Federal”), certain of CACI Federal’s Subsidiaries party hereto (collectively with the Seller Representative and CACI Federal, the “Sellers” and each, a “Seller”), and MUFG BANK, LTD. (“MUFG”), as a Purchaser and as administrative agent for the Purchasers (the “Administrative Agent”).

W I T N E S S E T H:

WHEREAS, the Sellers, the Seller Representative, the Purchasers and the Administrative Agent have heretofore entered into the Master Accounts Receivables Purchase Agreement, dated as of December 28, 2018 (as amended, restated, supplemented, assigned or otherwise modified from time to time, the “Receivables Purchase Agreement”);

WHEREAS, concurrently herewith, the Administrative Agent, the Purchasers, the Sellers and the Seller Representative are entering into that certain Fee Letter, dated as of the date hereof (the “Fee Letter”);

WHEREAS, the parties hereto (i) seek to modify the Receivables Purchase Agreement upon the terms hereof and (ii) wish to modify the Receivables Purchase Agreement to effectuate the transition of the transactions governed by the Receivables Purchase Agreement from the “PrimeRevenue System” to the “MUFG Platform” upon the Transition Effectiveness Date (as defined below); and

NOW, THEREFORE, in exchange for good and valuable consideration (the receipt and sufficiency of which are hereby acknowledged and confirmed), the parties hereto agree as follows:

A G R E E M E N T:

1.Definitions. Unless otherwise defined or provided herein, capitalized terms used herein have the meanings attributed thereto in (or by reference in) the Receivables Purchase Agreement.

2.Amendments to Receivables Purchase Agreement.    The Receivables Purchase Agreement is amended as follows:

(a)As of the date hereof, the Receivables Purchase Agreement is hereby amended to incorporate the changes shown on the marked pages of the Receivables Purchase Agreement attached hereto as Exhibit A.

(b)Effective on the date mutually agreed between the Seller Representative and the Administrative Agent in writing (the “Transition Effectiveness Date”), the definition of “PrimeRevenue System” contained in Section 1 of the Receivables Purchase Agreement is hereby deleted in its entirety and the following definition is hereby added to Section 1 of the Receivables Purchase Agreement in proper alphabetical order to read as follows:

“MUFG Platform” means the Administrative Agent’s communication tool accessible via the internet to enable clients to offer various Receivables for sale to the Administrative Agent and for the loading approval and monitoring of such Receivables on a platform, the terms of use of which are set out in Schedule C and are hereby incorporated herein.

Effective as of the Transition Effectiveness Date, all references therein to the term “PrimeRevenue System” in the Receivables Purchase Agreement shall be replaced with references to the term “MUFG Platform”.

(c)Effective as of the Transition Effectiveness Date, Schedule C to the Receivables Purchase Agreement shall be amended and restated in its entirety to read as set out on Annex A attached to this Amendment.

(d)Effective as of the Transition Effectiveness Date, the Receivables Purchase Agreement shall be amended to include a new Schedule E to read as set out on Annex B attached to this Amendment.

3.MUFG Platform. For the avoidance of doubt, upon the effectiveness of the amendments described in Section 2(b) through (d) on the Transition Effectiveness Date, the Seller Representative shall be required to deliver all Portfolio Reports via the MUFG Platform as set forth in the Receivables Purchase Agreement; provided, however, all representations and warranties, covenants and indemnification obligations of the Sellers shall survive with respect to all outstanding Purchased Receivables for which any information has been submitted via the PrimeRevenue System (as defined in the Receivables Purchase Agreement immediately prior to the effectiveness of the amendments described in Section 2(b) through (d) on the Transition Effectiveness Date).

4.Conditions to Effectiveness. This Amendment shall be effective subject to the satisfaction of the following conditions, each to the satisfaction of the Administrative Agent in its sole discretion and, as to any agreement, document or instrument specified below, each in form and substance satisfactory to the Administrative Agent in its sole discretion:

(a)the Administrative Agent shall have received an executed counterpart of this Amendment;

(b)the Administrative Agent shall have received counterparts of the Fee Letter (whether by facsimile or otherwise) executed by each of the respective parties thereto along with confirmation of receipt of all fees owing under the Fee Letter;

(c)the Sellers shall have either, in the discretion of the Seller Representative, (i) deposited or (ii) authorized the Administrative Agent to withhold and deposit, and the Administrative Agent shall have so withheld and deposited, from the initial purchase of Receivables to occur on or after the date hereof, if any, in each case, in an amount equal to 1.25% of the Aggregate Discretionary Amounts (as defined in the Receivables Purchase Agreement as amended hereby) into the Refundable Discount Advance Account to serve as additional Refundable Discount Advance (such amount, the “Fifth Amendment Discretionary Reserve”);

(d)the Administrative Agent shall have received either (i) certified copies of resolutions of CACI and each Seller authorizing this Amendment and the Fee Letter and authorizing a person or persons to sign those documents including any subsequent notices and acknowledgements to be executed or delivered pursuant to this Amendment, the Fee Letter, the other Purchase Documents and any other documents to be executed or delivered by CACI and each Seller pursuant hereto or thereto or (ii) certifications from each of CACI and each Seller that the respective resolutions previously delivered by such Person to the Administrative Agent in connection with the Receivables Purchase Agreement are still in full force and effect;

(e)the Administrative Agent shall have received either (i) an officer incumbency and specimen signature certificate for CACI and each Seller or (ii) certifications from each of CACI and each Seller that the respective incumbency and specimen signature certificate previously delivered by such Person to the Administrative Agent in connection with the Receivables Purchase Agreement is still in full force and effect; and

(f)the Administrative Agent shall have received either (i) organizational documents of CACI and each Seller certified by the applicable governmental authority (as applicable), and evidence of good standing (as applicable) or (ii) certifications from each of CACI and each Seller that (x) the respective organizational documents previously delivered by such Person to the Administrative Agent in connection with the Receivables Purchase Agreement have not been amended since such date and (y) such Person is in good standing in its respective jurisdiction of organization.

5.Certain Representations, Warranties and Covenants. Each Seller hereby represents and warrants to the Administrative Agent, as of the date hereof, that:

(a)the representations and warranties made by it in the Receivables Purchase Agreement are true and correct in all material respects (unless such representation or warranty contains a materiality qualification and, in such case, such representation and warranty shall be true and correct as made) as of (i) the date hereof and (ii) immediately after giving effect to this Amendment to the same extent as though made on and as of the date hereof, except to the extent such representations and warranties specifically relate to an earlier date, in which case such representations and warranties shall have been true and correct in all material respects (unless such representation or warranty contains a materiality qualification and, in such case, such representation and warranty shall be true and correct as made) on and as of such earlier date;

(b)no Facility Suspension Event exists as of the date hereof and immediately after giving effect to this Amendment; and

(c)the execution and delivery by it of this Amendment, and the performance of its obligations under this Amendment, the Receivables Purchase Agreement (as amended hereby) and the other Purchase Documents to which it is a party are within its organizational powers and have been duly authorized by all necessary organizational action on its part, and this Amendment, the Receivables Purchase Agreement (as amended hereby) and the other Purchase Documents to which it is a party are its valid and legally binding obligations, enforceable in accordance with its terms, subject to the effect of bankruptcy, insolvency, reorganization or other similar laws affecting the enforcement of creditors’ rights generally.

6.Reference to, and Effect on, the Receivables Purchase Agreement and the Purchase Documents.

(a)The Receivables Purchase Agreement (except as specifically amended herein) and the other Purchase Documents shall remain in full force and effect and the Receivables Purchase Agreement and such other Purchase Documents are hereby ratified and confirmed in all respects by each of the parties hereto.

(b)The execution, delivery and effectiveness of this Amendment shall not, except as expressly provided herein, operate as a waiver of any right, power or remedy of the Administrative Agent, nor constitute a waiver of any provision of, the Receivables Purchase Agreement or any other Purchase Document.

(c)After this Amendment becomes effective, all references in the Receivables Purchase Agreement or in any other Purchase Document to “the Master Accounts Receivable Purchase Agreement,” “this Agreement,” “hereof,” “herein” or words of similar effect, in each case referring to the Receivables Purchase Agreement, shall be deemed to be references to the Receivables Purchase Agreement as amended by this Amendment.

7.Further Assurances. The Sellers agree to do all such things and execute all such documents and instruments as the Administrative Agent may reasonably consider necessary or desirable to give full effect to the transaction contemplated by this Amendment and the documents, instruments and agreements executed in connection herewith.

8.Expenses. The Sellers agree, jointly and severally, to pay on demand all actual and reasonable costs and expenses incurred by the Administrative Agent in connection with the preparation, negotiation, documentation and delivery of this Amendment.

9.Purchase Document. This Amendment is a Purchase Document.

10.Assignments and Transfers. This Amendment shall be binding upon and inure to the benefit of the Sellers and the Administrative Agent and each Purchaser, and their respective successors and assigns.

11.Counterparts. This Amendment may be executed in any number of counterparts, and by the different parties hereto on separate counterparts; each such counterpart shall be deemed an original and all of such counterparts taken together shall be deemed to constitute one and the same instrument. A facsimile or electronic copy of an executed counterpart of this Amendment shall be effective as an original for all purposes.

12.Governing Law. THIS AMENDMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO THE

PRINCIPLES OF CONFLICTS OF LAW THEREOF (OTHER THAN SECTIONS 5-1401 AND 5-1402 OF THE NEW YORK GENERAL OBLIGATIONS LAW).

13.Section Headings. Section headings in this Amendment are for convenience of reference only and shall not limit or otherwise affect the meaning hereof.

14.Invalidity. If at any time any provision of this Amendment shall be adjudged by any court or other competent tribunal to be illegal, invalid or unenforceable, the validity, legality, and enforceability of the remaining provisions hereof shall not in any way be affected or impaired, and the parties hereto will use their best efforts to revise the invalid provision so as to render it enforceable in accordance with the intention expressed in this Amendment.

[THE REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their respective officers thereunto duly authorized, as of the date first above written.

SELLER REPRESENTATIVE:	CACI INTERNATIONAL INC

By: Jeffrey D. MacLauchlan Name: Jeffrey D. MacLauchlan Title: Executive Vice President, Chief Financial Officer and Treasurer

SELLERS:	CACI TECHNOLOGIES, LLC
CACI NSS, LLC
CACI, INC. - FEDERAL
CACI PREMIER TECHNOLOGY, LLC
CACI-ISS, LLC
SIX3 INTELLIGENCE SOLUTIONS, LLC
CACI ENTERPRISE SOLUTIONS, LLC
CACI, LLC - COMMERCIAL
CACI PRODUCTS COMPANY CALIFORNIA
SIX3 ADVANCED SYSTEMS, INC.
TICOM GEOMATICS, INC.
CACI-ATHENA, LLC
CACI-CMS INFORMATION SYSTEMS, LLC
CACI DYNAMIC SYSTEMS, LLC
CACI SECURED TRANSFORMATIONS, LLC
CACI-WGI, LLC
R.M. VREDENBURG, LLC
SIX3 SYSTEMS, LLC
LGS INNOVATIONS LLC
LINNDUSTRIES SHIELDING SPECIALTIES INCORPORATED
NEXT CENTURY CORPORATION
AXIOS TECHNOLOGIES, INC.

By: Jeffrey D. MacLauchlan Name:Jeffrey D. MacLauchlan Title: Executive Vice President, Chief Financial Officer and Treasurer

ADMINISTRATIVE AGENT:	MUFG BANK, LTD.

By: Richard Gregory Hurst Name: Richard Gregory Hurst Title: Managing Director

PURCHASER:	MUFG BANK, LTD.
By: Richard Gregory Hurst Name: Richard Gregory Hurst Title: Managing Director

Exhibit A
(attached)

EXHIBIT A to
Amendment No. ~~4~~5, dated December ~~22~~20, ~~2022~~2023

MASTER ACCOUNTS RECEIVABLE PURCHASE AGREEMENT

among

CACI INTERNATIONAL INC
as Seller Representative and
CACI, INC. - FEDERAL
and certain of its Subsidiaries as Sellers
the PURCHASERS party hereto and
MUFG BANK, LTD.,
as the Administrative Agent

Dated as of December 28, 2018

“NFV” equals	Net Face Value of such Purchased Receivable as of the first day of such Settlement Period
“DR” equals	Adjusted Discount Rate applicable to such Purchased Receivable
“Days” equals	Number of days in such Settlement Period

“Adjusted Discount Rate” means, with respect to any Purchased Receivable during any Settlement Period, a rate per annum equal to the sum of (i) the ~~BSBY~~Base Rate as determined by the Administrative Agent for an assumed interest period of one month commencing two (2) Business Days prior to the first day of such Settlement Period, plus (ii) the Applicable Margin.
“Adjusted Purchase Price” as defined in Section 2.3. “Administration Fee” as defined in Section 3.5.
“Administration Fee Letter” means a fee letter between the Seller Representative and MUFG as Administrative Agent regarding any fees to be paid by MUFG in its role as Administrative Agent.
“Administrative Agent’s Account” means the account of the Administrative Agent located at MUFG with account number ~~0820001155~~0000900179, or such other account as notified to the Seller Representative from time to time by the Administrative Agent in writing.
“Adverse Claim” means any mortgage, assignment, security interest, pledge, lien or other encumbrance securing any obligation of any Person or any other type of adverse claim or preferential arrangement having a similar effect (including any agreement to give any of the foregoing, any conditional sale or other title retention agreement, and any lease in the nature thereof), in each case other than as arising under this Agreement.
“Affiliate” means, as to any Person, any other present or future Person controlling, controlled by or under common control with, such Person.

“Aggregate Commitments” means the sum of the Commitments of the Purchasers.
“Aggregate Discretionary Amounts” means the sum of the Discretionary Amounts of the Purchasers; provided, however, any Purchaser may, in its sole discretion, cancel and reduce to $0 its Discretionary Amount upon five (5) Business Days’ prior written notice to the Administrative Agent, the other Purchasers and the Seller Representative. As of the Fifth Amendment Date, the Aggregate Discretionary Amounts are equal to $50,000,000.
“Aggregate Unreimbursed Purchase Discount” means, as of any Reconciliation Date, with respect to all outstanding Purchased Receivables for which the Administrative Agent elected, in accordance with Section 2.3, not to deduct the Purchase Discount from the Net Face Value when calculating the Purchase Price or Adjusted Purchase Price of such Purchased Receivables, an amount equal to the aggregate of all Adjusted Discounts for such Purchased Receivables for the Settlement Period ending on such Reconciliation Date, which Adjusted Discounts otherwise have not been paid by the Seller Representative or any Seller to the Administrative Agent by deposit into the Administrative Agent’s Account.

“Agreement” as defined in the preamble hereto.
“Anti-Corruption Laws” means all applicable laws, rules, or regulations pertaining to bribery or corruption, including the U.S. Foreign Corrupt Practices Act of 1977, as amended, the U.K. Bribery Act 2010, and any applicable law or regulation implementing the OECD Convention on Combating Bribery of Foreign Public Officials in International Business Transactions.
“Applicable Margin” ~~means 0.83%, per annum~~shall have the meaning set forth in the Fee Letter.
“Approved Obligor” means each Obligor listed on Schedule A-1, as the same may be updated from time to time in accordance with Sections 14.21 and 14.22.
“Approved Obligor Buffer Period” means for each Approved Obligor, the number of days set forth under the heading “Approved Obligor Buffer Period” for such Approved Obligor on Schedule A-1.
“Approved Obligor Termination Event” means, with respect to a particular Approved Obligor, (i) the occurrence of a Shutdown of the U.S. Government affecting such Approved Obligor that lasts at least five (5) Business Days or (ii) the occurrence of a Non-Payment Event.
“Asset Interest” as defined in Section 2.1(b).
“Assignment and Assumption” means, an assignment and assumption agreement on customary market terms in form reasonably acceptable to the Administrative Agent.
“Base Rate” means Term SOFR plus the Credit Spread Adjustment; provided, however, that if Term SOFR plus the Credit Spread Adjustment is less than 0%, then the Base Rate shall be deemed to be 0%.
“Benchmark” means, initially, ~~BSBY~~as applicable, the Term SOFR Reference Rate for the applicable tenor of SOFR; provided that if a Benchmark Transition Event has occurred with respect to ~~BSBY~~the Term SOFR Reference Rate for such tenor of SOFR, as applicable, or the then-current Benchmark, then “Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to the provisions hereof.
~~“Benchmark Replacement” means the first alternative set forth in the order below that can be determined by the Purchaser for the applicable Benchmark Replacement Date in respect of any Purchased Receivables:~~
~~(a)the sum of (i) Term SOFR and (ii) the Credit Spread Adjustment that has been selected or identified by the Administrative Agent to serve as the basis upon which Term SOFR will be adjusted from time to time, in each case, giving due consideration to the following: (x) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of the then-current Benchmark with Term SOFR for U.S. dollar-denominated syndicated or bilateral credit facilities and (y) the Cost of Funds Rate for such Purchased Receivables for a term comparable to the relevant period (which shall be determined and calculated by the Administrative Agent in its sole discretion, which determination may include such factors as the Administrative Agent shall deem appropriate from time to time, including market, regulatory and liquidity conditions), which such spread adjustment, or method for calculating or determining such spread adjustment, shall be identified by the Administrative Agent from time to time, provided, that, the Credit Spread Adjustment shall in no event exceed 15 basis~~

~~points (0.15%); provided, further, however that if the Benchmark Replacement is less than 0%, then the Benchmark Replacement shall be deemed to be 0%; or~~
~~(a)~~“Benchmark Replacement” means the sum of: (i) the alternate reference rate that has been selected by the Administrative Agent in consultation with the Seller Representative as the replacement for the then-current Benchmark; and (ii) the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by the Administrative Agent, in each case, giving due consideration to the following: (x) any selection or recommendation by the administrator of the then-current Benchmark or the Relevant Governmental Body at such time for a replacement reference rate; the mechanism for determining such a rate; the methodology or conventions applicable to such alternate reference rate; or the spread adjustment, or method for calculating or determining such spread adjustment, for such rate; or (y) any evolving or then-prevailing market convention for determining an alternate reference rate as a replacement to the then-current Benchmark; the methodology or conventions applicable to such rate; or the spread adjustment, or method for calculating or determining such spread adjustment, for such rate for U.S. dollar-denominated syndicated or bilateral credit facilities, which such spread adjustment may include, without limitation, an additional tenor adjustment or adjustments selected by the Administrative Agent;
provided, however, that if the Benchmark Replacement as determined as provided above would be less than 0%, then the Benchmark Replacement shall be deemed to be 0% for purposes of this Agreement.
“Benchmark Replacement Date” means the earliest to occur of the following events with respect to the then-current Benchmark:
(a)in the case of ~~clause~~clauses (a) ~~or~~and (b) of the definition of “Benchmark Transition Event”, the later of (i) the date of the public statement or publication of information referenced therein and (ii) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide a tenor of such Benchmark (or such component thereof) that would permit the determination of such Benchmark for usage as set forth herein; and
(b)in the case of clause (c) of the definition of “Benchmark Transition Event”, the ~~first~~ date ~~on which each tenor of such Benchmark (or the published component used in the calculation thereof) that would permit the determination of such Benchmark for usage as set forth herein has been determined and announced by the regulatory supervisor for the administrator of such Benchmark (or such component thereof) to be non-representative; provided, that such non-representativeness will be determined by reference to the most recent~~of the public statement or publication of information referenced ~~in such clause (c) and even if tenors sufficient to be utilized for any interpolation prescribed in the definition of such Benchmark (or such component thereof) continue to be provided on such date~~therein.
“Benchmark Transition Event” means the occurrence of one or more of the following events with respect to the then-current Benchmark:
(a)a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide a tenor of such Benchmark (or such component thereof) that would permit the determination of such Benchmark for usage as set forth herein permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide a tenor of such Benchmark (or such component thereof) that would permit the determination of such Benchmark for usage as set forth herein;
(b)a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the Board of Governors of the Federal Reserve System, the Federal Reserve Bank of New York, an insolvency official with jurisdiction over the administrator for such Benchmark (or such component), a resolution authority with jurisdiction over the administrator for such Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark (or such component), which states that the administrator of such Benchmark (or such component) has ceased or will cease to provide a tenor of such Benchmark (or such component thereof) that would permit the determination of such Benchmark for usage as set forth herein permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide a tenor of such Benchmark (or such component thereof) that would permit the determination of such Benchmark for usage as set forth herein; or
(c)a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) or the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that no tenor of such Benchmark that would permit the determination of such Benchmark for usage as set forth herein is, or as of a specified future date will be, representative.
“Beneficial Ownership Rule” means 31 C.F.R. § 1010.230.
“Billed Receivable” means a Receivable which is evidenced by an Invoice.
~~“BSBY” means the Bloomberg Short Term Bank Yield Index, as administered by the BSBY Administrator.~~
~~“BSBY Administrator” means Bloomberg Index Services Limited (or a successor administrator of BSBY selected by the Administrative Agent in its discretion).~~
~~“BSBY Rate” means, for any Purchased Receivable, an interest rate per annum equal to BSBY for a tenor comparable to the number of days in the relevant period, as such rate is published by the BSBY Administrator two (2) Business Days prior to the such period (such day, the “BSBY Rate Determination Day”); provided, that if on any BSBY Rate Determination Day the BSBY Rate for the applicable tenor is not published by the BSBY Administrator and a Benchmark Replacement Date with respect to the BSBY Rate has not occurred, then the BSBY Rate shall be BSBY for the applicable tenor as most recently published by the BSBY Administrator. Notwithstanding the foregoing, (i) if the BSBY Rate as determined above would be less than 0%, then the BSBY Rate shall be deemed to be 0.001% for purposes of this Agreement, and (ii) if the number of days in the relevant period does not correspond to any available published tenor, then the BSBY Rate shall be an Interpolated Rate.~~
“Business Day” means a day that is not a Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required by law to remain closed.

“CACI” as defined in the preamble hereto.
“CACI Performance Undertaking” means the Performance Undertaking, dated as of December 28, 2018, by CACI, in favor of the Administrative Agent, for the benefit of the Purchasers.
“Capital Lease” means, with respect to any Person, any lease of any property by such Person as lessee which would, in conformity with GAAP, be required to be accounted for as a capital lease on the balance sheet of such Person.
“Closing Date” means, subject to Section 8.1, the date of this Agreement. “Code” means the Internal Revenue Code of 1986, as amended.
“Collections” means, with respect to any Purchased Receivable, all payments made on such Purchased Receivable and any other payments, receipts or recoveries received by a Seller with respect to such Purchased Receivable.
“Commitment” means, as to each Purchaser, its obligation to purchase Asset Interests in Purchased Receivables pursuant to Section 2.1(b), in an aggregate amount at any one time outstanding not to exceed the amount set forth opposite such Purchaser’s name on Schedule D or in the Assignment and Assumption pursuant to which such Purchaser becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement.
“Conforming Changes” means, with respect to ~~BSBY~~the Base Rate or any alternative Benchmark, any conforming changes to the definition thereof, applicable tenor, timing of publication and frequency of determining such rate and making payments and other technical, administrative or operational matters as may be appropriate, in the discretion of the Administrative Agent, to reflect the adoption and implementation of such rate, and to permit the administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent determines that adoption of any portion of such market practice is not administratively feasible or that no market practice for the administration of such rates exist, in such other manner of administration as the Administrative Agent determines is reasonably necessary in connection with this Agreement).
“Contract” means, with respect to any Receivable, the applicable contract, task order or purchase order with respect to such Receivable between a Seller and the applicable Approved Obligor, as the same may be amended, supplemented or otherwise modified from time to time in accordance with the terms hereof.
“Conversion Date” as defined in Section 2.9.
“Conversion Date Adjustment Amount” means, with respect to each Eligible Unbilled Receivable that is the subject of a Conversion Date, the positive difference, if any, between (a) the amount payable by the applicable Approved Obligor with respect to such Purchased Receivable immediately prior to its Conversion Date and (b) the amount payable by the applicable Approved Obligor with respect to such Purchased Receivable immediately upon giving effect to its Conversion Date.
“Cost of Funds Rate” means the rate per annum quoted from time to time as such by the Administrative Agent, which rate shall be determined and calculated by the Administrative Agent in its sole discretion, taking into account factors including, but not limited to, the Administrative Agent’s external and internal funding costs and prevailing interbank market rates and conditions. Notwithstanding the foregoing, (i) if the Cost of Funds Rate shall be less than 0%, such rate shall be deemed 0% for purposes of this Agreement and (ii) no Seller shall be obligated to pay any amount related to the Cost of Funds Rate unless the Administrative Agent has a general policy of claiming such compensation from similarly situated customers under agreements containing comparable gross-up provisions and is generally seeking similar and proportionate compensation from similarly-situated customers.
“Credit Agreement” means that certain Credit Agreement, dated as of October 21, 2010, among CACI and certain of its Subsidiaries, the lenders named therein and Bank of America, N.A., as administrative agent, swing line lender and letter of credit issuer, as amended, restated, amended and restated, supplemented, refinanced, replaced or otherwise modified from time to time.
“Credit Spread Adjustment” means, with respect to any Purchased Receivable, the percentage applicable to the relevant period identified by the Administrative Agent to serve as the basis upon which the Administrative Agent adjusts Term SOFR or SOFR from time to time, in respect of such Purchased Receivable, which percentage shall be made available to the Sellers in a manner determined by the Administrative Agent from time to time. Each determination of the Credit Spread Adjustment shall be in the sole and absolute discretion of the Administrative Agent, provided, that, the Credit Spread Adjustment shall in no event exceed 10 basis points (0.10%).
“Debt” means, with respect to any Person, (a) indebtedness of such Person for borrowed money,
(b) obligations of such Person evidenced by bonds, debentures, notes or other similar instruments and (c) obligations of such Person as lessee under Capital Leases; provided that “Debt” shall not include borrowings against the cash surrender value of life insurance policies covering employees of such Person or its Affiliates and owned by such Person or its Affiliates so long as (i) recourse for such borrowings is limited to such policies and the proceeds thereof, (ii) any value assigned to such polices on the consolidated financial statements of such Person and its Subsidiaries is net of the amount of such borrowings, (iii) trade and other ordinary course payables and accrued expenses of such Person arising in the ordinary course of business, (iv) prepaid or deferred revenue of such Person arising in the ordinary course of business, (v) purchase price holdbacks of such Person arising in the ordinary course of business in respect of a portion of the purchase price of an asset to satisfy unperformed obligations of the seller of such asset, (vi) purchase price holdbacks of such Person arising in connection with an acquisition until such purchase price holdbacks become a liability on the balance sheet of such Person in accordance with GAAP and (vii) earn-out obligations of such Person until such obligations become a liability on the balance sheet of such Person in accordance with GAAP.
“Deemed Repurchase” as defined in Section 2.2.
“Defaulting Purchaser” means, subject to Section 2.11(c), any Purchaser that (a) has failed to (i) fund all or any portion of such Purchaser’s Pro Rata Share of any Payment Amount by the time such amount was required to be funded hereunder unless such Purchaser notifies the Administrative Agent and the Seller Representative in writing that such failure is the result of such Purchaser’s good faith determination that one or more of the conditions precedent to funding (specifically identified in writing and including the particular default if any) has not been satisfied, or (ii) pay to the Administrative Agent or any other Purchaser any other amount required to be paid by it hereunder within two Business Days of the date when such payment is due, (b) has notified the Seller Representative, any Seller, the Administrative Agent, or any Purchaser in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to the effect that it does not intend to comply with any of its funding obligations under this Agreement (unless such writing or public statement indicates that such position is based on such Purchaser’s good faith determination that a condition precedent to funding (specifically identified and including the particular default, if any) cannot be satisfied) or generally under other agreements in which it commits to extend credit, (c) has failed, within three Business Days after written request by the Administrative Agent or the Seller Representative, to confirm in writing to the Administrative Agent and the Seller Representative that it will comply with its prospective funding obligations hereunder (provided that such Purchaser shall cease to be a Defaulting Purchaser pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent and the Seller Representative) or (d) has, or has a direct or indirect parent company that has, (i) become the subject of an Insolvency Event; provided that a Purchaser shall not be a Defaulting Purchaser solely by virtue of the ownership or acquisition of any equity interest in that Purchaser or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Purchaser with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Purchaser (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Purchaser. Any determination by the Administrative Agent that a Purchaser is a Defaulting Purchaser under any one or more of clauses (a) through (d) above shall be conclusive and binding absent manifest error, and such Purchaser shall be deemed to be a Defaulting Purchaser (subject to Section 2.11(c)) upon delivery of written notice of such determination to the Seller Representative and each Purchaser.
“Designated Project” means each project with respect to an Approved Obligor and listed on Schedule A-2, with each such project to be identified by a specific project number on the applicable Seller’s accounts receivable platform and, as the same may be updated by the Seller Representative from time to time in accordance with Sections 14.23.
“Dilution” means, with respect to any Receivable, (a) any discount, adjustment, deduction, or reduction (including, without limitation, as a result of any rate variance under the related Contract or as a result of any set-off whatsoever effected by the Approved Obligor, whether in relation to a payment obligation, tax or other amount payable by a Seller to such Approved Obligor (or any other branch or agency of the U.S. Government)), in each case, that would have the effect of reducing the amount of part or all of such Receivable and (b) the Conversion Date Adjustment Amount (if any) with respect to such Receivable.
“Discount Period” means, with respect to any Receivable the number of days from (and including) the applicable Purchase Date of such Receivable to (but not including) the date which is the last day of the Approved Obligor Buffer Period for the Approved Obligor of such Receivable following the Maturity Date of such Receivable.
“Discount Rate” means, with respect to any Receivable, a rate per annum equal to the sum of (i) the one-month ~~BSBY~~Base Rate, plus (ii) the Applicable Margin.
“Discounted Purchase Price” as defined in Section 2.3.
“Discretionary Amount” means, as to each Purchaser, its commitment to purchase Asset Interests in Purchased Receivables pursuant to Section 2.1(b), in an aggregate amount at any one time outstanding not to exceed its Pro Rata Share of $50,000,000, as such amount may be adjusted from time to time in accordance with this Agreement.
“Dispute” means, with respect to any Receivable, any Dilution with respect to such Receivable (other than any Dilutions specifically taken into account in determining the Purchase Price for such Receivable), or any refusal to pay as a result of any bona fide dispute, deduction, claim, offset, defense, counterclaim, discount, retainage, allowance, or warranty issue of any kind between a Seller and the applicable Approved Obligor (or any of their respective affiliates) relating to such Receivable, including,

“Executive Order” means Executive Order No. 13224 on Terrorist Financings: Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten To Commit, or Support Terrorism issued on September 23, 2001.
“FACA” means the Federal Assignment of Claims Act, 41 U.S.C. § 15, as supplemented by the Federal Acquisition Regulations, 48 C.F.R.
“Facility Activation Date” means, subject to Section 8.2, the date of the initial purchase of Receivables under this Agreement.
“Facility Suspension Event” means (i) the occurrence of a Servicer Replacement Event, (ii) any disclaimer of its obligations by the guarantor under the CACI Performance Undertaking or failure of the CACI Performance Undertaking to be in full force and effect or (iii) any disclaimer of its obligations by the Revolver Agent under the Intercreditor Agreement or failure of the Intercreditor Agreement to be in full force and effect.
“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement, any current or future regulations or official interpretations thereof and any agreement entered into pursuant to Section 1471(b)(1) of the Code.
“Fee Letter” means that certain fee letter agreement, dated as of the Fifth Amendment Date, by and among the Administrative Agent, the Purchasers, the Seller Representative and the Sellers.
“Fifth Amendment” means that certain Amendment No. 5 to the Master Accounts Receivable Purchase Agreement, dated as of the Fifth Amendment Date, by and among the Seller Representative, the other Sellers party thereto and the Administrative Agent.
“Fifth Amendment Date” means December 20, 2023.
“Fifth Amendment Discretionary Reserve” as defined in the Fifth Amendment.
“Final Collection Date” means the Business Day following the termination of purchases under this Agreement on which all amounts to which the Purchasers shall be entitled in respect of Purchased Receivables and all other amounts owing to the Administrative Agent and the Purchasers hereunder and under the other Purchase Documents are paid in full.
“Final Maturity Date” means the Maturity Date of the last outstanding Purchased Receivable. “Funded Amount” means, as of any date of determination, the difference between (a) the sum of all Purchase Prices paid hereunder and (b) the sum of all Collections actually received by the
Administrative Agent by deposit into the Administrative Agent’s Account.
“GAAP” means United States generally accepted accounting principles in effect as of the date of determination thereof.
“Goods and Services” means, with respect to any Receivable, those goods sold by a Seller to the applicable Approved Obligor and any related services provided by such Seller to such Approved Obligor pursuant to the applicable Contract.

“Governmental Authority” means any nation or government, any state or other political subdivision thereof and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.
“Increase Effective Date” as defined in Section 2.10(d). “Indemnified Liabilities” as defined in Section 14.1. “Indemnified Party” as defined in Section 14.1.
“Indemnified Taxes” means Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Seller under this Agreement.
“Ineligible Assignee” means any Person whose primary business is to engage in the sale or provision of information technology services as determined by the Seller Representative in good faith based on publicly available information.
“Initial Seller” as defined in the preamble hereto.
“Insolvency Event” means, with respect to any Person, such Person (i) is dissolved (other than pursuant to a consolidation, amalgamation or merger); or (ii) becomes insolvent or is unable to pay its debts or fails or admits in writing its inability generally to pay its debts as they become due; or (iii) makes a general assignment, arrangement or composition with or for the benefit of its creditors; or (iv) institutes or has instituted against it a proceeding seeking judgment of insolvency or bankruptcy or any other relief under any bankruptcy or insolvency Law or other similar Law affecting creditor’s rights, or a petition is presented for its winding-up or liquidation, and, in the case of any such proceeding or petition instituted or presented against it, such proceeding or petition (A) results in a judgment of insolvency or bankruptcy or the entry of an order for relief or the making of an order for its winding up or liquidation or (B) is not dismissed, discharged, stayed or restrained in each case within sixty (60) days of the institution or presentation thereof; or (v) has a resolution passed for its winding-up, official management or liquidation; or (vi) seeks or becomes subject to the appointment of an administrator, provisional liquidator, conservator, receiver, trustee, custodian or other similar official for it or for all or substantially all of its assets; or (vii) has a secured party take possession of all or substantially all its assets or has a distress, execution, attachment, sequestration or other legal process levied, enforced or sued on or against all or substantially all its assets and such secured party maintains possession, or any such process is not dismissed, discharged, stayed or restrained, in each case within sixty (60) days thereafter, or (viii) causes or is subject to any event with respect to it which, under the applicable Laws of any jurisdiction, has an analogous effect to any of the events specified in clauses (i) to (vii) (inclusive), or (ix) takes any corporate or other organizational action to authorize any of the foregoing.
“Intercreditor Agreement” means that certain Intercreditor Agreement, dated on or about the date hereof, as amended, restated, amended and restated, supplemented or otherwise modified from time to time, by and among the ~~Purchaser~~Administrative Agent, the Revolver Agent, CACI and the Seller Representative on behalf of the Sellers.
“Interpolated Rate” means, with respect to any Purchased Receivable for which a published ~~BSBY~~Term SOFR Reference Rate is not available for a tenor comparable to the relevant period, the rate per annum (rounded to the same number of decimal places as the ~~BSBY~~Term SOFR Reference Rate) determined by the Administrative Agent (which determination shall be conclusive and binding absent manifest error) to be equal to the rate that results from interpolating on a linear basis between: (a) ~~the BSBY Rate~~Term SOFR for the longest period for which ~~BSBY~~a Term SOFR Reference Rate is available that is shorter than the relevant period ~~(which shall in no event be less than zero)~~plus the Credit Spread Adjustment; and (b) ~~the BSBY Rate~~Term SOFR for the shortest period for which ~~BSBY~~a Term SOFR Reference Rate is available that exceeds the relevant period ~~(which shall in no event be less than zero) in each case, at such time.~~plus the Credit Spread Adjustment, with Term SOFR, in each case, determined using the applicable publication date specified in the definition of “Term SOFR”. Without limiting the generality of the foregoing, if the relevant period is less than one (1) month, the Interpolated Rate shall be equal to the rate that results from interpolating on a linear basis between: (c) SOFR plus the Credit Spread Adjustment, with SOFR determined using the publication date specified in the definition of “SOFR”; and (d) Term SOFR for a one (1) month tenor plus the Credit Spread Adjustment, with Term SOFR determined using the publication date specified in the definition of “Term SOFR”. Notwithstanding the foregoing, if the sum of the values described in clauses (a), (b), (c) or (d) above, is less than 0%, then the sum of the values described in any such clause that is less than 0% shall be deemed to be 0% for purposes of this Agreement.
“Invoice” means, with respect to any Receivable, the invoice with respect to such Receivable issued by a Seller to the applicable Approved Obligor for the payment for the applicable Goods and Services supplied provided pursuant to the applicable Contract.
“Joinder Agreement” means a joinder agreement, in the form of Exhibit B hereto. “Late Payment Amount” as defined in Section 3.1.
“Law” means any law (including common law), constitution, statute, treaty, regulation, rule, ordinance, order, injunction, writ, decree or award of any Governmental Authority.
“Material Adverse Effect” as defined in Section 9.1(a).
“Maturity Date” means, with respect to any Receivable, the date on which such Receivable becomes due and payable as set forth in the applicable Invoice; provided that, for the purpose of calculating the Discount Period for an Eligible Unbilled Receivable, the Maturity Date shall be deemed to be the date falling 120 days after the Purchase Date related to such Eligible Unbilled Receivable (it being understood that, from and including the Conversion Date for any such Purchased Receivable, the Maturity Date thereof shall be the date upon which such Purchased Receivable becomes due and payable as set forth in the applicable Invoice).
“Maximum Funded Amount” means the lesser of (a) the Total Outstanding Amount and (b) the sum of (i) the Aggregate Commitments and (ii) the Aggregate Discretionary Amounts.
“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto that is a nationally recognized statistical rating organization.
“Net Face Value” means, with respect to any Receivable, the amount payable by the applicable Approved Obligor under the applicable Invoice, net of any Taxes and any Dilutions specifically taken into account in determining the Purchase Price for such Receivable as of the applicable Purchase Date.
“New Purchaser” as defined in Section 2.10(c).

“Non-Affected Receivable” means any Receivable originated or sold during a Shutdown of the U.S. Government where the Approved Obligor owing on such receivable is not affected by such loading approval and monitoring of such receivables on a platform, the terms of use of which are set out in Schedule C and are hereby incorporated herein.
“Pro Rata Share” means, with respect to any Purchaser, the result (expressed as a percentage) of dividing the Commitment of such Purchaser by the Aggregate Commitments.
“Proposed Repurchase Date” means, with respect to any Purchased Receivable, the date set forth in any notice delivered pursuant to Section 11.2 requiring the repurchase by the applicable Seller of such Purchased Receivable.
“Purchase Date” means, with respect to any Purchased Receivable, the date such Purchased Receivable is purchased by the Administrative Agent (on behalf of the Purchasers) pursuant to Section 2.1.
“Purchase Discount” means, with respect to any Receivable, the amount determined as the “Purchase Discount” in the calculation of the Purchase Price for such Receivable pursuant to Section 2.3.
“Purchase Document” means each of this Agreement, the CACI Performance Undertaking, the Intercreditor Agreement, each Portfolio Report, the Fee Letter and each other fee letter (including any Administration Fee Letter), together with all other documents, instruments or agreements executed and delivered by a Seller or the Seller Representative to or for the benefit of the Administrative Agent or any Purchaser in connection herewith.
“Purchase Price” means, with respect to any Receivable, the amount determined as the “Discounted Purchase Price” or the “Adjusted Purchase Price,” as applicable, pursuant to Section 2.3.
“Purchased Receivable” means a Receivable purchased by the Administrative Agent (on behalf of the Purchasers) in accordance with the terms and conditions hereof; provided that a Receivable purchased hereunder and subsequently repurchased by the applicable Seller pursuant to the terms and conditions hereof shall, upon the Repurchase Date therefor and upon receipt by the Purchasers of the Repurchase Price therefor, cease to be a Purchased Receivable.
“Purchaser” means each Person listed on Schedule D and any other Person that shall become a party hereto pursuant to an Assignment and Assumption, other than any such Person that ceases to be a party hereto pursuant to an Assignment and Assumption.
“Receivable” means the monetary obligation of an Obligor to a Seller arising under a Contract which is evidenced by an Invoice or, in the case of an Eligible Unbilled Receivable, other form of evidence reasonably acceptable to the Administrative Agent (in each case, including the right to receive payment of any interest or finance charges or other liabilities of such Obligor under such Contract), all Related Assets with respect thereto, and all Collections and other proceeds with respect to the foregoing.
“Reconciliation Date” means the Business Day immediately preceding each Settlement Date and each Termination Settlement Date.
“Refundable Discount Advance” as defined in Section 2.8(b). “Refundable Discount Advance Account” as defined in Section 2.8(b).
“Related Assets” means, with respect to any Receivable (i) all related rights and remedies under or in connection with the applicable Contract, including bills of lading, bills of exchange, promissory

“Sanctioned Country” means a country or territory which is the subject or target of any Sanctions (currently, Cuba, Iran, North Korea, Syria, and the Crimea, the so-called Donetsk People’s Republic, and the so-called Luhansk People’s Republic regions of Ukraine).
“Sanctioned Person” means any Person: (a) listed on, and/or targeted by, any Sanctions; (b) resident, operating, or organized under the laws of, a comprehensively Sanctioned Country; or (c) who is, directly or indirectly, fifty-percent or more owned or controlled by any such Person or Persons.
“Sanctions” means any financial, economic or trade sanctions laws, regulations, rules, decisions, embargoes and/or restrictive measures imposed, administered or enforced by, as applicable, the Government of Japan, the Government of the United States, the United Nations Security Council, the European Union, His Majesty’s Treasury of the United Kingdom or by other relevant sanctions authorities to the extent compliance with the sanctions imposed by such other authorities would not entail a violation of applicable Law.
“Scheduled Termination Date” means December ~~21~~20, ~~2023~~2024.
“Seller” and “Sellers” as defined in the preamble hereto. “Seller Account” means, with respect to:
(i)the Initial Sellers, the deposit account of the Seller Representative located at Bank of America, N.A. (ABA No. 051-000-017 (ACH) and 026-009-593 (wires)) with account number 11211189;
(ii)each Additional Seller, each deposit account of such Additional Seller specified as such in the applicable Joinder Agreement; and
(iii)any other deposit account designated by the Seller Representative as an “Seller Account” hereunder and located at a depository bank satisfactory to the Administrative Agent;
each of which accounts is subject to an Account Control Agreement.
“Seller Account Collateral” means collectively, (i) each Seller Account, and (ii) all checks, drafts, instruments, cash and other items at any time received for deposit into a Seller Account, wire transfers of funds, automated clearing house entries, credits from merchant card transactions and other electronic funds transfers or other funds deposited into, credited to, or held for deposit into or credit to, a Seller Account, but only to the extent that any such items referred to in this clause (ii) are Collections; provided that Seller Account Collateral shall not include Seller Funds.
“Seller Funds” means all checks, drafts, instruments, cash and other items that, in each case, are not Collections, and that at any time are received for deposit into a Seller Account.
“Seller Representative” as defined in Section 2.5.
“Servicer Replacement Event” means any of the following:

(a)    the failure by the Seller Representative to issue an Invoice for an Eligible Unbilled Receivable in accordance with the terms of Section 2.9;

consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect; provided that any such judgment or order shall not be a Servicer Replacement Event as defined herein if and to the extent that (i) the amount of such judgment or order is covered by a valid and binding policy of insurance covering payment thereof and (ii) such insurer has been notified of, and does not dispute the claim made for payment of, the amount of such judgment or order;
(l)CACI, at any time, ceasing to own at least 51% of the equity securities of any Seller and, in each case, to control any Seller. For the purposes of this definition, “control” of a Person means the possession, directly or indirectly, of the power to direct or cause the direction of such Peron’s management and policies, whether through the ownership of voting securities, by contract or otherwise; or
(m)the acquisition by any “person” or “group” (within the meaning of Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended, but excluding any employee benefit plan of such person or its subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan) becomes the “beneficial owner” (within the meaning of Rule 13d-3 of the SEC under the Securities Exchange Act of 1934, as amended), directly or indirectly, of securities of CACI (or other securities convertible into such securities) representing 50% or more of the combined voting power of all securities of CACI entitled to vote in the election of directors, other than securities having such power only by reason of the happening of a contingency; provided that if CACI shall become a wholly owned Subsidiary of a publicly owned Person whose beneficial ownership is, immediately after CACI shall become such a wholly owned subsidiary of such Person, substantially identical to that of CACI immediately prior to such circumstance (a “Holding Company”), such circumstance shall not be a Servicer Replacement Event as defined herein unless the beneficial ownership of such Holding Company shall be acquired as set forth in this clause (m).
“Servicing Fee” as defined in Section 5.1.
“Settlement Date” means each Thursday; provided, however, that (x) if a Settlement Date falls on a day that is not a Business Day, then the Settlement Date shall be the next following Business Day and (y) the final Settlement Date shall occur on the Business Day immediately preceding the Termination Date.
“Settlement Period” means the period from (but excluding) one Reconciliation Date to (and including) the immediately following Reconciliation Date.
“Shutdown of the U.S. Government” means the creation of a “funding gap” caused by the failure of the United States Congress to pass legislation funding U.S. Government operations in whole or in part affecting any or all Approved Obligors, or the failure of any such legislation passed by the United States Congress to become law (thereby preventing any such Approved Obligor(s) from making payments to the applicable Seller or the Administrative Agent (for the ratable benefit of the Purchasers)).
“Significant Subsidiary” means, with respect to any Person at any time, any Subsidiary of such Person which accounts for more than 5% of consolidated total assets or 5% of consolidated revenue of such Person determined in accordance with GAAP.
“SOFR” means a rate equal to the secured overnight financing rate, as such rate is published by the SOFR Administrator two (2) Business Days prior to the first day of the relevant period (or if SOFR is not published on such Business Day, then SOFR as most recently published by the SOFR Administrator).

“SOFR Administrator” means the Federal Reserve Bank of New York (or a successor administrator of the secured overnight financing rate).
“Subsidiary” means, with respect to any Person, any corporation, partnership, limited liability company, association, joint venture or other business entity of which more than 50% of the total voting power of shares of stock or other ownership interests entitled (without regard to the occurrence of any contingency) to vote in the election of the Person or Persons (whether directors, managers, trustees or other Persons performing similar functions) having the power to direct or cause the direction of the management and policies thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof; provided, in determining the percentage of ownership interests of any Person controlled by another Person, no ownership interest in the nature of a “qualifying share” of the former Person shall be deemed to be outstanding.
“Taxes” means all present and future income and other taxes, levies, imposts, deductions, charges, duties and withholdings and any charges of a similar nature imposed by any fiscal authority, together with any interest thereon and any penalties with respect thereto and any payments made on or in respect thereof; and “Taxation” and “Tax” shall be construed accordingly.
“Term SOFR” means, for any Purchased Receivable, an interest rate per annum equal to the Term SOFR Reference Rate for a tenor comparable to the number of days in the relevant period, as such rate is published by the Term SOFR Administrator two (2) Business Days prior to the first day of such period (such day, the “Term SOFR Determination Day”); provided, that if on any Term SOFR Determination Day the Term SOFR Reference Rate for the applicable tenor is not published by the Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Reference Rate has not occurred, then Term SOFR shall be the Term SOFR Reference Rate for the applicable tenor as most recently published by the Term SOFR Administrator. Notwithstanding the foregoing, if the number of days in the relevant period does not correspond to any available published tenor, then the relevant rate shall be an Interpolated Rate.
“Term SOFR~~” means the forward-looking term rate based on SOFR that has been selected or recommended by the Relevant Governmental Body.~~ Administrator” means CME Group Benchmark Administration Limited (CBA) (or a successor administrator of Term SOFR selected by the Administrative Agent in its discretion).
“Term SOFR Reference Rate” means the forward-looking term rate based on SOFR. Each such determination by the Administrative Agent shall be conclusive absent manifest error. The Administrative Agent does not accept responsibility for or have any liability with respect to the administration, determination, publication or other matters related to Term SOFR.
“Termination Date” means the earlier to occur of (i) the Scheduled Termination Date or (ii) such time as the Commitments are terminated by the Administrative Agent or the Seller Representative in accordance with the terms of this Agreement.
“Termination Payment Amount” means, as of any given Termination Settlement Date, the sum of
(a) the Funded Amount, (b) to the extent that the Aggregate Unreimbursed Purchase Discount has not been paid in full, the Accrued Aggregate Unreimbursed Purchase Discount and (c) any other amounts owing to the Administrative Agent or any Purchaser by a Seller under this Agreement as of such Termination Settlement Date.
“Termination Settlement Date” means the Termination Date, and each Thursday following the Termination Date; provided, however, that (a) if a Termination Settlement Date falls on a day that is not a Business Day, then the Termination Settlement Date shall be the next following Business Day, (b) the Administrative Agent may, by written notice to the Seller Representative, increase the frequency of Termination Settlement Dates (such that, in addition to each Thursday, a Termination Settlement Date may occur on a Monday, Wednesday and/or Friday, as directed by the Administrative Agent in its sole discretion) and (c) the final Termination Settlement Date shall occur on the Final Collection Date.
“Total Outstanding Amount” means, as of any date of determination, the result of (i) the Net Face Values of all Eligible Receivables (for each Purchased Receivable, such Net Face Value being determined as of the Purchase Date therefor) minus (ii) all Collections received and deposited in the Administrative Agent’s Account in connection with such Eligible Receivables.
“U.S. Government” means the federal government of the United States of America.
“UCC” means the Uniform Commercial Code as from time to time in effect in the State of New York; provided, if by reason of mandatory provisions of Law, the perfection, the effect of perfection or non-perfection or the priority of the security interests of the Administrative Agent is governed by the Uniform Commercial Code as in effect in a jurisdiction other than New York, the term “UCC” shall mean the Uniform Commercial Code as in effect in such other jurisdiction for purposes of the provisions hereof relating to such perfection, effect of perfection or non-perfection or priority.
“UCC Information” means the information set forth on Schedule B.
“Unbilled Receivables Ratings Event” means, at any time of determination, one or more of the following events has occurred and is continuing: (i) the senior secured indebtedness of CACI assigned by S&P is BB- or below, (ii) the senior secured indebtedness of CACI assigned by Moody’s is B1 or below,
(iii)CACI does not have a senior secured indebtedness rating by S&P or (iv) CACI does not have a senior secured indebtedness rating by Moody’s.
“Unused Fee” as defined in Section 3.6.
“Unused Fee Rate” shall have the meaning set forth in the Fee Letter.
Section 1.2. Interpretation. In this Agreement, unless otherwise indicated, (a) defined terms may be used in the singular or the plural and the use of any gender includes all genders, (b) the words “hereof”, “herein”, “hereto”, “hereby” and “hereunder” refer to this entire Agreement, (c) all references to particular Sections, Exhibits or Schedules are references to the Sections, Exhibits or Schedules, as the case may be, of this Agreement, (d) all accounting terms not specifically defined herein shall be construed in accordance with GAAP, except as otherwise stated herein, (e) reference to any Person includes such Person’s successors and legal assigns, (f) in the computation of a period of time from a specified date to a later specified date, the word “from” shall mean “from and including” and the words “to” and “until” each shall mean “to but excluding”, and (g) reference to any agreement shall mean such agreement as amended, supplemented or otherwise modified from time to time.
SECTION 2.    Purchase and Sale; Term.

Section 2.1.    Purchase and Sale of Eligible Receivables.
(a)On the Facility Activation Date, the Seller Representative will submit a Portfolio Report to the Purchaser via the PrimeRevenue System, and simultaneously with the submission of such Portfolio Report, each Seller will be deemed to offer to the Administrative Agent (on behalf of the Purchasers), and subject to the satisfaction of the conditions set forth in Section 8.1, Section 8.2 and Section 8.2, the that, to the extent there remains any deficiency in the Aggregate Unreimbursed Purchase Discount after any such set-off and application, such deficiency shall remain the obligation of the Sellers.
(c) On and following the Fifth Amendment Date, in the event any Purchaser elects to terminate all or a portion of its Discretionary Amount pursuant to the definition of “Aggregate Discretionary Amounts”, then the Administrative Agent shall, as promptly as operationally possible after the relevant date of termination, remit such terminated Discretionary Amount in cash to the Seller Representative.
Section 2.9.    Eligible Unbilled Receivables. The Seller Representative shall procure that each Eligible Unbilled Receivable sold, transferred and assigned to the Administrative Agent hereunder will be the subject of an Invoice as soon as reasonably practicable, and in any event within ten (10) Business Days following the Seller Representative’s receipt of a written request to issue such Invoice from the Administrative Agent; provided, however, that if any Approved Obligor becomes insolvent or is unable to pay its debts or fails or admits in writing its inability generally to pay its debts as they become due, the Seller Representative shall promptly (and in any event, within five (5) Business Days) issue an Invoice for each Purchased Receivable that is an Eligible Unbilled Receivable payable by such Approved Obligor, and shall provide the Administrative Agent with a copy of each such Invoice.    In the event of the occurrence of the Termination Date or a revocation of the Purchasers’ approval of any Approved Obligor pursuant to Section 14.21, the Administrative Agent shall have the option to (i) retain ownership of any Eligible Unbilled Receivable and/or (ii) at any time following such termination or revocation, but solely to the extent that an Approved Obligor Termination Event has not occurred with respect to the Approved Obligor of the applicable Eligible Unbilled Receivable, cause the applicable Seller to repurchase such Eligible Unbilled Receivable from the Administrative Agent pursuant to Section 11. The Administrative Agent shall promptly inform the Seller Representative following any such termination or revocation of its decision to either retain ownership or cause a Repurchase Event with respect to any such Eligible Unbilled Receivable. In the event that the Administrative Agent elects to retain ownership of any Eligible Unbilled Receivable after the Termination Date or the revocation of the Purchasers’ approval of any Approved Obligor pursuant to Section 14.22, the Seller Representative shall promptly (and in any event, within five (5) Business Days) issue an Invoice for any such retained Eligible Unbilled Receivable. Upon issuance by the relevant Seller of an Invoice for a Purchased Receivable that is an Eligible Unbilled Receivable, such Purchased Receivable shall immediately become a Billed Receivable for purposes hereof (the date upon which such Purchased Receivable becomes a Billed Receivable, the “Conversion Date”).
Section 2.10.    Increase in Aggregate Commitments.
(a)Request for Increase. Provided there exists no Facility Suspension Event, upon notice to the Administrative Agent (which shall promptly notify the Purchasers), the Seller Representative may from time to time request an increase in the Aggregate Commitments by an amount (for all such requests) not exceeding $50,000,000; provided that (i) any such request for an increase shall be in a minimum amount of $25,000,000, (ii) the Seller Representative may make a maximum of two (2) such requests. At the time of sending such notice, the Seller Representative (in consultation with the Administrative Agent) shall specify the time period within which each Purchaser is requested to respond (which shall in no event be less than ten (10) Business Days from the date of delivery of such notice to the Purchasers).
(b)Purchaser Elections To Increase. Each Purchaser shall notify the Administrative Agent within such time period whether or not it agrees to increase its Commitment and, if so, whether by an

Section 3.4.    Ratable Sharing. If any Purchaser shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any Purchased Receivable or other obligations hereunder resulting in such Purchaser receiving payment of a proportion of the aggregate amount payable under any Purchased Receivable to such Purchaser greater than its Asset Interest would warrant as provided herein, then such Purchaser receiving such greater proportion shall (a) notify the Administrative Agent of such fact, and (b) purchase (for cash) participations in the other Purchasers’ Asset Interests (not in excess of the applicable Purchase Price thereof), or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Purchasers ratably in accordance with the aggregate amount owing to them; provided: (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and (ii) the provisions of this Section shall not be construed to apply to (A) any payment made by a Seller pursuant to and in accordance with the express terms hereof, or (B) any payment obtained by a Purchaser as consideration for the assignment of or sale of a participation in any of its Purchased Receivables to any assignee or participant including, without limitation, any assignments effectuated pursuant to Section ~~2.1~~2.11(~~c~~a). Each Seller consents to the foregoing and agrees, to the extent it may effectively do so under applicable Law, that any Purchaser acquiring a participation pursuant to the foregoing arrangements may exercise against such Seller rights of setoff and counterclaim with respect to such participation as fully as if such Purchaser were a direct creditor of such Seller in the amount of such participation.
Section 3.5. Payment of Administration Fee. On each Settlement Date and each Termination Settlement Date, the Seller Representative (on behalf of the Sellers) shall pay to the Administrative agent, for its own account, an administration fee (the “Administration Fee”) in an amount provided for in the Administration Fee Letter; provided that no Administration Fee and no Administration Fee Letter shall be required to be in place at such times as there is only one Purchaser.
Section 3.6. Unused Fee. On each Settlement Date, the Seller Representative (on behalf of the Sellers) shall pay to the Administrative Agent, for the benefit of the Purchasers, an unused commitment fee (the “Unused Fee”) in an amount equal to:
UF = (AC – FA) x R x (SP / 360), in which:

Term “UF”	equals	Definition The Unused Fee payable on a given Settlement Date
“AC”	equals	The Aggregate Commitments (excluding, for the avoidance of doubt, the Aggregate Discretionary Amounts) as of the immediately preceding Settlement Date
“FA”	equals	The Funded Amount as of the immediately preceding Settlement Date
“R”	equals	~~A rate of [XX]% per annum~~The Unused Fee Rate
“SP”	equals	The Settlement Period ending immediately prior to the Settlement Date on which the Unused Fee is payable

The Unused Fee distributable by the Administrative Agent to each Purchaser on each Settlement Date for each day during the preceding Settlement Period shall be equal to such Purchaser’s Pro Rata Share of the Unused Fee earned for such day; provided, however, if a Shutdown of the U.S. Government shall have occurred and be continuing on any day, no Unused Fee shall accrue with respect to such day;

with the Beneficial Ownership Rule, in form and substance reasonably acceptable to the Administrative Agent.
(m) On or prior to May 27, 2019, to deliver evidence reasonably satisfactory to the Administrative Agent that the tax liens evidenced by file numbers 133351 and 137671 filed in the Office of the Clerk of the Circuit Court of Arlington County, Virginia against CACI Enterprise Solutions, LLC have been satisfied and released.
SECTION 11. Repurchase of Purchased Receivables.

Section 11.1.    Repurchase Price. As used herein, the “Repurchase Price” with respect to any Purchased Receivable shall be calculated as follows:
RP = PP + AD + AI + AO, in which:

Term “RP”	equals	Definition Repurchase Price for such Purchased Receivable as of the applicable Repurchase Date
“PP”	equals	The aggregate Purchase Price for such Purchased Receivable, net of any Collections received by the Administrative Agent with respect to such Purchased Receivable
“AD”	equals	The Purchase Discount applicable to such Receivable and accrued for the period from the applicable Purchase Date to the applicable Repurchase Date; provided that AD shall only apply in the case of a Receivable purchased at its Discounted Purchase Price
“AI”	equals
Interest on the total amount payable by the Approved Obligor with respect to such Receivable, calculated at a rate equal to the ~~BSBY~~Base Rate for the period from the last day of the applicable Discount Period to the applicable Repurchase Date plus the Applicable Margin; provided that the AI shall only apply if the Repurchase Date occurs after the last day of the applicable Discount Period

“AO”	equals	All other amounts then payable (including, to the extent not included in PP, the full amount of the Aggregate Unreimbursed Purchase Discount corresponding to such Receivable) by the applicable Seller under the Purchase Documents with respect to such Purchased Receivable as of such Repurchase Date
Section 11.2. Repurchase. Upon the occurrence of a Repurchase Event with respect to any Purchased Receivable, the Administrative Agent may, upon written notice to the Seller Representative, require the applicable Seller to repurchase such Purchased Receivable on the Proposed Repurchase Date specified in such notice for an amount equal to the Repurchase Price of such Purchased Receivable.
Section 11.3. Repurchase Date. Upon delivery of any notice referred to in Section 11.2, (a) the Repurchase Price together with all other amounts under this Agreement and the other Purchase Documents with respect to the applicable Purchased Receivable shall become due and payable immediately, without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by the Sellers; (b) the applicable Seller shall pay to the Administrative Agent (for the benefit of the Purchasers) by deposit in the Administrative Agent’s Account such Repurchase Price on the Proposed Repurchase Date specified in such notice, which, in any event, shall be paid not later than pertaining to such duties. The Administrative Agent shall not be responsible to any Purchaser for the negligence or misconduct of any agents or attorneys-in-fact selected by it with reasonable care.
Section 13.3. Exculpation of Administrative Agent. None of the Administrative Agent or any of its directors, officers, agents or employees shall be liable for any action taken or omitted (a) with the consent or at the direction of the Purchasers or (b) in the absence of such Person’s gross negligence or willful misconduct. The Administrative Agent shall not be responsible to any Purchaser or other Person for (i) any recitals, representations, warranties or other statements made by any Seller or any of its Affiliates, (ii) the value, validity, effectiveness, genuineness, enforceability or sufficiency of any Purchase Document, (iii) any failure of any Seller or any of its Affiliates to perform any obligation or (iv) the satisfaction of any condition specified in Section 8.1, 8.2 or 8.3. The Administrative Agent shall not have any obligation to any Purchaser to ascertain or inquire about the observance or performance of any agreement contained in any Purchase Document or to inspect the properties, books or records of any Seller or any of its Affiliates.
Section 13.4.    Reliance by the Administrative Agent.
(a)The Administrative Agent shall in all cases be entitled to rely, and shall be fully protected in relying, upon any document, other writing or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person and upon advice and statements of legal counsel (including counsel to the Seller), independent accountants and other experts selected by the Administrative Agent. The Administrative Agent shall in all cases be fully justified in failing or refusing to take any action under any Purchase Document unless it shall first receive such advice or concurrence of the Required Purchasers, and assurance of its indemnification, as it deems appropriate.
(b)The Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement in accordance with a request of the Purchasers, and such request and any action taken or failure to act pursuant thereto shall be binding upon all Purchasers and the Administrative Agent.
Section 13.5. Actions by the Administrative Agent. The Administrative Agent shall take such actions, or refrain from taking such actions, under each of the ~~Purchased~~Purchase Documents with respect to the rights and remedies of the Purchasers, including with respect to any Purchased Receivable, in each case as may be directed by the Required Purchasers; provided, that until the Administrative Agent receives such directions, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, as Administrative Agent deems advisable and in the best interests of the Purchasers.
Section 13.6. Non-Reliance on the Administrative Agent and Other Purchasers. Each Purchaser expressly acknowledges that none of the Administrative Agent or any of its officers, directors, employees, agents, attorneys-in-fact or Affiliates has made any representations or warranties to it and that no act by the Administrative Agent hereafter taken, including any review of the affairs of any Seller, shall be deemed to constitute any representation or warranty by the Administrative Agent. Each Purchaser represents and warrants to the Administrative Agent that, independently and without reliance upon the Administrative Agent or any other Purchaser and based on such documents and information as it has deemed appropriate, it has made and will continue to make its own appraisal of an investigation into the business, operations, property, prospects, financial and other conditions and creditworthiness of each Seller and the Purchased Receivables and its own decision to enter into this Agreement and to take, or omit, action under any Purchase Document. Except for items specifically required to be delivered hereunder, the Administrative Agent shall not have any duty or responsibility to provide any Purchaser

Administrative Agent or such Purchaser may only exercise its right of setoff in this Section 14.3 if a Facility Suspension Event has occurred and is continuing with respect to such Seller.
Section 14.4. Notices, Addresses. All notices, requests and demands given or made under the Purchase Documents shall be given or made in writing and unless otherwise stated shall be made by email or letter using the address as specified below or such other address as the party may designate to the other party in accordance with the provisions of this Section 14.4:

If to the Administrative Agent:
MUFG Bank, Ltd.
1221 Avenue of the Americas
New York, New York 10020
Attn: R. Gregory Hurst
Email: rhurst@us.mufg.jp

With a copy to

MUFG Bank, Ltd.
1221 Avenue of the Americas
New York, New York 10020
Attn: Amy Mellon
Email: amellon@us.mufg.jp

If to the Sellers:
c/o CACI International Inc, as Seller Representative
12021 Sunset Hills Road
Reston, VA 20190
Attn: Jeffrey MacLauchlan
Email: jeffrey.maclauchlan@caci.com

With a copy to:

c/o CACI International Inc, as Seller Representative
12021 Sunset Hills Road
Reston, VA 20190
Attn: ~~Erik Hansen~~Chris Thoms
Email: ~~ehansen~~cthoms@caci.com

If to a Purchaser:	The address specified below such Purchaser’s signature to this Agreement
All notices, requests and demands shall be deemed to have been duly given or made (a) when dispatched by email during the recipient’s normal business hours when the confirmation showing the completed transmission has been received, or (b) if mailed via a reputable international courier, when it has been left at the relevant address or five (5) Business Days after being delivered to such reputable international courier, in an envelope addressed to the applicable person at that address and to the attention of the person(s) set forth above. Each party to this Agreement shall promptly inform the other parties hereto of any changes in their respective addresses, email address specified herein.

Section 14.5. Certificates and Determinations. Any certification or determination by the Administrative Agent or any Purchaser of a rate or amount under any Purchase Document shall be, absent manifest error, conclusive evidence of the matters to which it relates.
Section 14.6.    Assignments and Transfers.
(a)The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that no Seller may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Purchaser, and no Purchaser may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of clause (b) of this Section, (ii) by way of participation in accordance with the provisions of clause (d) of this Section, or (iii) by way of pledge or assignment of a security interest subject to the restrictions of clause (e) of this Section (and any other attempted assignment or transfer by any party hereto shall be null and void).
(b)Any Purchaser may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment, its Discretionary Amount and its interest in Purchased Receivables); provided that:
(i)after such assignment no Purchaser has a Commitment of less than
$50,000,000;
(ii)if such assignment is a partial assignment, it is an assignment of a proportionate part of all the assigning Purchaser’s rights and obligations under this Agreement with respect to the Purchaser’s interest in Purchased Receivables or the Commitment or Discretionary Amount assigned;
(iii)such assignment has been approved by the Administrative Agent (such consent not to be unreasonably withheld or delayed) unless such assignment is to another Purchaser or any Affiliate thereof;
(iv)the parties to such assignment shall have executed and delivered to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $5,000; provided that the Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment; and
(v)such assignee is not (A) a Seller or any Affiliate or Subsidiary thereof,
(B) a natural Person (or a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural Person) or (C) an Ineligible Assignee or a Defaulting Purchaser.
Subject to acceptance and recording thereof by the Administrative Agent pursuant to clause (c) of this Section, from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Purchaser under this Agreement, and the assigning Purchaser thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Purchaser’s rights and obligations under this Agreement, such Purchaser shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 14.1 and 14.2 with respect to facts and circumstances occurring prior to the effective date of such assignment. Any assignment or transfer by a Purchaser of rights or obligations under this Agreement that does not comply with this paragraph shall be treated for purposes of this Agreement as a sale by such Purchaser of a participation in such rights and obligations in accordance with clause (d) of this Section.
(c)The Administrative Agent, acting solely for this purpose as an agent of the Sellers, shall maintain at one of its offices in New York City, a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Purchasers, and the Commitments ~~of~~and Discretionary Amounts of each Purchaser, and each Purchaser’s interests in the Purchased Receivables pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Sellers, the Administrative Agent and the Purchasers shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Purchaser hereunder for all purposes of this Agreement. The Register shall be available for inspection by any Seller and any Purchaser, at any reasonable time and from time to time upon reasonable prior notice.
(d)Any Purchaser may at any time, without the consent of, or notice to, any Seller or the Administrative Agent, sell participations to any Person (other than a natural Person, or a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural Person, or any Seller or any Seller’s Affiliates or Subsidiaries or an Ineligible Assignee) (each, a “Participant”) in all or a portion of such Purchaser’s rights and/or obligations under this Agreement (including all or a portion of its Commitment, its Discretionary Amount and/or such Purchaser’s interests in Purchased Receivables); provided that (i) such Purchaser’s obligations under this Agreement shall remain unchanged, (ii) such Purchaser shall remain solely responsible to the other parties hereto for the performance of such obligations, and (iii) the Sellers, the Administrative Agent and the other Purchasers shall continue to deal solely and directly with such Purchaser in connection with such Purchaser’s rights and obligations under this Agreement. For the avoidance of doubt, each Purchaser shall be responsible for the indemnity under Section 13.9 with respect to any payments made by such Purchaser to its Participant(s).
Any agreement or instrument pursuant to which a Purchaser sells such a participation shall provide that such Purchaser shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Purchaser will not, without the consent of the Participant, agree to any amendment, modification or waiver of the type described in the proviso to Section 14.8 without the consent of each Participant. Each Participant shall be entitled to the benefits of Sections 3.3, 12.1 and 12.2 (subject to the requirements and limitations therein, including the requirements under Section 12.1 (it being understood that the documentation required under Section 12.1 shall be delivered to the participating Purchaser)) to the same extent as if it were a Purchaser and had acquired its interest by assignment pursuant to clause (b) of this Section; provided that such Participant shall not be entitled to receive any greater payment under Sections 12.1 or 12.2, with respect to any participation, than its participating Purchaser would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a change in Law that occurs after the Participant acquired the applicable participation. To the extent permitted by Law, each Participant also shall be entitled to the benefits of Section 14.3 as though it were a Purchaser; provided that such Participant agrees to be subject to Section 3.4 as though it were a Purchaser. Each Purchaser that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Sellers, maintain a register on which it enters the name and address of each Participant and each Participant’s interest in the Purchased Receivables or other obligations under the Purchase Documents (the “Participant Register”); provided that no Purchaser shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in the Purchased Receivables or its other obligations under any Purchase Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Purchaser shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.
(e)Notwithstanding anything herein to the contrary, any Purchaser may assign or pledge a security interest in all or any portion of its rights under this Agreement to secure obligations of such Purchaser, including any pledge or assignment to secure obligations to a Federal Reserve Bank or any other central bank. No such assignment and/or pledge shall release any Purchaser from its obligations hereunder.
Section 14.7. No Waivers, Remedies Cumulative. No failure to exercise, nor any delay in exercising, on the part of the Administrative Agent or any Purchaser, any right or remedy under the Purchase Documents shall operate as a waiver thereof, nor shall any single or partial exercise of any right or remedy prevent any further or other exercise thereof or the exercise of any other right or remedy. The rights and remedies herein provided are cumulative and not exclusive of any rights or remedies provided by Law.
Section 14.8. Amendment. No waiver, alteration, modification, amendment or termination hereof or of any of the provisions hereof shall be binding unless made in writing and duly executed by each Seller, the Administrative Agent and the Required Purchasers; provided that no such waiver, alteration, modification, amendment or termination shall, without the consent of all Purchasers: (i) increase or extend the Commitment or Discretionary Amount of any Purchaser, (ii) alter the definition of the term Pro Rata Share or Asset Interest, (iii) extend the maturity of any Purchased Receivable or reduce any fee payable by any Seller to the Purchasers, (iv) alter the definition of the term Required Purchasers or alter, amend or modify this Section 14.8, (v) alter the term Purchase Price or is component parts , (vi) release any Seller or other Person from its obligations under this Agreement or any other Purchase Document (including the CACI Performance Undertaking and the Intercreditor Agreement), (vii) release the general security interest granted herein to the Administrative Agent, for the benefit of the Purchasers, in the Purchased Receivables (unless such release relates to a sale or other disposition of assets permitted under the terms of this Agreement) or (viii) release or terminate any Account Control Agreement; provided that the Administrative Agent may amend, alter or modify any fee letter executed in connection with this Agreement without consent of the other Purchasers. Notwithstanding anything to the contrary herein, no Defaulting Purchaser shall have any right to approve or disapprove any amendment, waiver or consent hereunder (and any amendment, waiver or consent which by its terms requires the consent of all Purchaser or each affected Purchaser may be effected with the consent of the applicable Purchasers other than Defaulting Purchasers), except that (x) the Commitment or Discretionary Amount of any Defaulting Purchaser may not be increased or extended without the consent of such Purchaser and (y) any waiver,